    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 2, 1999
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                              ENDOREX CORPORATION
                   (Exact Name Of Registrant As Specified In
                                 Its Charter)

            DELAWARE                                         41-1505029
(State Or Other Jurisdiction Of                           (I.R.S. Employer
Incorporation Or Organization)                         Identification Number)

                         28101 BALLARD DRIVE, SUITE F
                          LAKE FOREST, ILLINOIS 60045
                                (847) 573-8990
                       (Address, Including Zip Code, and
                               Telephone Number,
                     Including Area Code, Of Registrant's
                         Principal Executive Offices)

                             DAVID G. FRANCKOWIAK
                            CHIEF FINANCIAL OFFICER
                              ENDOREX CORPORATION
                         28101 Ballard Drive, Suite F
                          Lake Forest, Illinois 60045
                                (847) 573-8990
                    (Name, Address, Including Zip Code, And
                    Telephone Number, Including Area Code,
                       Of Agent For Service Of Process)

                                  COPIES TO:
                          RICHARD R. PLUMRIDGE, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        370 Interlocken Blvd, Suite 500
                             Broomfield, CO 80021

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                  Proposed Maximum      Proposed Maximum
Title Of Shares To Be          Amount To Be       Offering Price        Aggregate Offering          Amount Of Registration
     Registered                 Registered          Per Unit(1)            Price(2)                        Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
value _______________            955,054              $1.5625               $1,492,272                     $414.85
====================================================================================================================================

(1) Based on the average high and low trading prices of the common stock, as reported on the American Stock Exchange, on July 28, 1999.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
================================================================================

PROSPECTUS



                                 955,054 Shares



                              ENDOREX CORPORATION


                                  Common Stock



          This prospectus relates to the resale of up to 955,054 shares of our common stock by certain of our current stockholders. Of the shares being registered 416,632 shares of common stock have been issued because of a stock dividend in connection with our 1997 Private Placement. 230,770 of the shares being registered are issuable upon the exercise of warrants held by Elan International Services, Ltd. The shares being registered also include 307,692 shares of common stock held by Elan. The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares offered under this prospectus, although we will receive the proceeds from the exercise of the warrants referred to above, if they are exercised.


          Our common stock is traded on the American Stock Exchange (AMEX) under the symbol "DOR." The closing price on July 29, 1999 was $1.5625.


                            _______________________

          The Shares of Common Stock of Endorex offered or sold under this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3.


                            ________________________

          Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is August 2, 1999

                               TABLE OF CONTENTS
                               -----------------



                                                                            Page
                                                                            ----

The Company................................................................   3
Risk Factors...............................................................   3
Forward Looking Information................................................   9
Use of Proceeds............................................................   9
Plan of Distribution.......................................................   9
Description of Payment-In-Kind Dividend....................................  11
Selling Stockholders.......................................................  11
Where to Find More Information.............................................  14
Legal Matters..............................................................  15
Experts....................................................................  15

                                  THE COMPANY

Endorex Corporation is a development stage drug delivery and cancer products company founded in 1985. Our principal executive office is located in the northern Chicago suburbs at 28101 Ballard Drive, Suite F, Lake Forest, Illinois 60045 and our telephone number is (847) 573-8990. Our office is close to the headquarters of several major pharmaceutical companies such as Abbott, Baxter and Searle.


                                  RISK FACTORS

If we cannot obtain additional funding, our product development and commercialization efforts may be reduced or discontinued.

     We will require additional funding to sustain our research and development efforts, provide for future clinical trials, and continue our operations until we are able to generate sufficient revenue from the sale and/or licensing of our products. We cannot be certain whether we will be able to obtain required additional funding on terms satisfactory to us, if at all. In addition, we have expended, and will continue to expend, substantial funds on the development of our product candidates and for clinical trials. We currently have commitments to expend additional funds for the development of the Orasome(TM) oral delivery system, the Medipad(R) infusion pump, clinical trials for our two cancer drugs, license contracts, severance arrangements, employment agreements, and consulting agreements. If we are unable to raise additional funds when necessary, we may have to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates or enter into financing arrangements on terms which we would not otherwise accept.

We have had significant losses and anticipate future losses.

     We are a development stage company, have experienced significant losses since inception and have a significant accumulated deficit. We expect to incur significant additional operating losses in the future and expect cumulative losses to substantially increase due to expanded research and development efforts, preclinical studies and clinical trials. All of our products are currently in development, preclinical studies or clinical trials, and we have not generated significant revenues from product sales. We do not expect to generate significant product revenues in the next year. There can be no guarantee that we will ever generate product revenues sufficient to become profitable or to sustain profitability.

We are dependent on our joint ventures with Elan Corporation and any future joint ventures.

     Our strategy for research, development and commercialization of certain of our products is to rely on arrangements with corporate partners. As a result, our products are dependent upon the success of third parties in performing preclinical studies and clinical trials, obtaining regulatory approvals, manufacturing and marketing. In connection with our two joint ventures with Elan, we are obligated to fund 50% of each joint venture's research and development activities during the first year of each joint venture and in proportion to our ownership interest in each joint venture thereafter, based on the research and development plan and budget we mutually agree upon with Elan. If we do not have sufficient resources to meet our funding obligations under the two Elan joint ventures, we may have to terminate the venture prior to commercialization or renegotiate the terms of the joint venture with Elan, or our interest in the venture may be diluted. We intend to pursue additional collaborations in the future, however, the terms available may not be acceptable to us and the collaborations may not be successful. In addition, the amount and timing of resources which our collaborators devote to these activities are not within our control.

Problems in product development may cause our cash depletion rate to increase.

     We have limited experience with clinical trials and if we encounter unexpected difficulties with our operations or clinical trials, we may have to expend additional funds, which would increase our cash depletion rate. Our ability to manage expenses and our cash depletion rate are keys to the continued development of product candidates and the completion of ongoing clinical trials. Our cash depletion rate will vary substantially from quarter to quarter as we fund non-recurring items associated with clinical trials, product development, patent legal fees and consulting fees.

Our product development and commercialization efforts may not be successful.

     Our product candidates, which have not received regulatory approval, are generally in the early stages of development. If the initial results from any of the clinical trials are poor, those results will adversely effect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our oral delivery technology. In addition, product candidates resulting from our research and development efforts, if any, are not expected to be available commercially for several years, if at all. Our products, if approved, may not be used by doctors who are unfamiliar with their application in the treatment of cancer. As with any new drug, doctors may be inclined to continue to treat patients with conventional therapies, in most cases chemotherapy, rather than new alternative therapies. We or our marketing partner may be required to implement an aggressive education and promotion plan with doctors in order to gain market recognition, understanding and acceptance of our products. Any such effort may be time consuming and might not be successful. Accordingly, we cannot guarantee that our product development efforts, including clinical trials, or commercialization efforts will be successful or that any of our products, if approved, can be successfully marketed.

Our technology and products may prove ineffective or harmful, or be too expensive to market successfully.

     Our future success is significantly dependent on our ability to develop and test workable products for which we will seek approval from the United States Food & Drug Administration to market to certain defined patient groups. The products we are currently developing will require significant additional laboratory and clinical testing and investment for the foreseeable future. Although we are optimistic that we will be able to complete development of one or more products, our proposed products may not prove to be effective in clinical trials or they may cause harmful side effects during clinical trials. In addition, our product candidates, if approved, may prove impracticable to manufacture in commercial quantities at a reasonable cost and/or with acceptable quality. Any of these factors could negatively affect our financial position and results of operations.

Our dependence on a limited number of suppliers may negatively impact our ability to complete clinical trials and market our products.

     We currently procure, and intend in the future to procure, clinical supply of our cancer drugs from a small number of manufacturers. Additionally, prior to commercial distribution of any of our products, if approved, we will be required to identify and contract with a commercial supplier. We cannot guarantee that these suppliers will be able to qualify their facilities under regulations imposed by the FDA or that they will be able to label and supply us with drugs in a timely manner, if at all. Accordingly, any change in our existing or future contractual relationships with, or an interruption in supply from, any third-party service provider or supplier could negatively impact our ability to complete ongoing clinical trials and to market our products, if approved.

We do not have a sales force to market our products.

     If and when we receive approval from the United States Food & Drug Administration for our initial product candidates, the marketing of these products will be contingent upon our ability to either license these products or enter into marketing agreements with partner companies or our ability to recruit, develop, train and deploy our own sales force. We currently intend to sell our products in the United States and internationally in collaboration with one or more marketing partners. However, we presently have no agreements for the licensing or marketing of our product candidates, and we cannot assure you that we will be able to enter into any such agreements in a timely manner or on commercially favorable terms, if at all. Additionally, we do not presently have a sales force, or possess the resources or experience necessary to market any of our product candidates, if and when they are approved. Development of an effective sales force requires significant financial resources, time and expertise. We cannot assure you that we will be able to obtain the financing necessary to establish such a sales force in a timely or cost effective manner, if at all, or that such a sales force will be capable of generating demand for our product candidates, if and when they are approved.

We maintain only limited product liability insurance and may be exposed to claims if our insurance coverage is insufficient.

     The manufacture and sale of our products involves an inherent risk of product liability claims. We currently have product liability insurance with limits of liability of $10 million. Because product liability insurance is expensive and difficult to obtain, we cannot assure you that we will be able to maintain existing insurance or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage on acceptable terms or to otherwise protect against potential product liability claims in excess of our insurance coverage, if any, could negatively impact our financial position and results of operations.

We may not be able to compete with our competitors in the biotechnology industry.

     The biotechnology industry is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements. Virtually all of our existing competitors have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and conducting clinical trials. Our competitors in the vaccine development field include American Home Products, the Merck Company, SmithKline Beecham, MedImmune, Aviron and Chiron, other major pharmaceutical companies, specialized biotechnology firms, universities and governmental agencies. Our competitors in the liposomal formulation field include The Liposome Company, NexStar and Sequus. Our competitors in the field of the oral delivery of drugs include Emisphere, which has recently completed Phase II trials for oral heparin and is in preclinical development with oral hormones, and Cortecs, which has several products in clinical development. In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products which are comparable or superior to our technologies and products. Accordingly, we cannot assure you that we will be able to compete successfully with our existing and future competitors or that competition will not negatively affect our financial position or results of operations in the future.

We may not be successful if we are unable to obtain and maintain patents and licenses to patents.

     Our success depends, in large part, on our ability to obtain and maintain a proprietary position in our products through patents, trade secrets and orphan drug designations. We have been granted several United States patents and have submitted several United States patent applications and numerous corresponding foreign patent applications, and have also obtained licenses to patents or patent applications owned by other entities. However, we cannot assure you that any of these patent applications will be granted or that our patent licensors will not terminate any of our patent licenses. We also cannot guarantee that any issued patents will provide competitive advantages for our products or that any issued patents will not be successfully challenged or circumvented by our competitors. Further, the laws of certain countries may not protect our proprietary rights to the same extent as U.S. law. We are dependent upon our license of oral delivery technology from MIT, our license of Perillyl alcohol
(POH) from the Wisconsin Alumni Research Foundation and licenses from Elan in connection with our two joint ventures with Elan. We cannot assure you that the technology underlying such licenses will be profitable, or that we will be able to retain licenses for such technologies or that we will obtain patent protection outside the United States. The issues are more significant with respect to any product based upon natural substances, such as POH, for which available patent protection may be limited due to the prior use or reported utility of such products (or their natural sources) to treat various disorders or diseases. To the extent that we rely on trade secret protection and confidentiality agreements to protect our technology, others may develop similar technology, or otherwise obtain access to our findings or research materials embodying those findings. The application of patent law to the field of biotechnology is relatively new and has resulted in considerable litigation. There is a substantial risk in the rapidly developing biotechnology industry that patents and other intellectual property rights held by us could be infringed by others or that products developed by us or their method of manufacture could be covered by patents owned by other companies. Although we believe that our patents and our licensors' patents do not infringe on any third party's patents, we cannot be certain that we can avoid litigation involving such patents or other proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and we may not have the necessary financial resources to defend or prosecute our rights in connection with any litigation. Responding to, defending or bringing claims related to patents and other intellectual property rights may require our management to redirect our human and monetary resources to address these claims and may take years to resolve.

Our product development and commercialization efforts may be reduced or discontinued due to difficulties or delays in clinical trials.

     We may encounter unanticipated problems, including development, manufacturing, distribution, financing and marketing difficulties, during the product development, approval and commercialization process. Our product candidates may take longer than anticipated to progress through clinical trials. In addition, patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials and causing increased costs. If we experience any such difficulties or delays, we may have to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates.

Our product development and commercialization efforts may be reduced or discontinued due to delays or failure in obtaining regulatory approvals.

     We will need to do substantial additional development and clinical testing prior to seeking any regulatory approval for commercialization of our product candidates. Testing, manufacturing, commercialization, advertising, promotion, export and marketing, among other things, of our proposed products are subject to extensive regulation by governmental authorities in the United States and other countries. The testing and approval process requires substantial time, effort and financial resources and we cannot guarantee that any approval will be granted on a timely basis, if at all. At least initially, we intend, to the extent possible, to rely on licensees to obtain regulatory approval for marketing our products. The failure by us or our licensees to adequately demonstrate the safety and efficacy of any of our product candidates under development could delay, limit or prevent regulatory approval of the product, which may require us to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in conducting advanced human clinical trials, even after obtaining promising results in earlier trials. Furthermore, the United States Food & Drug Administration may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Also, even if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Accordingly, we may experience difficulties and delays in obtaining necessary governmental clearances and approvals to market our products, and we may not be able to obtain all necessary governmental clearances and approvals to market our products.

Our products, if approved, may not be commercially viable due to health care reform and third-party reimbursement limitations.

     Recent initiatives to reduce the federal deficit and to reform health care delivery are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Any such changes could negatively impact the commercial viability of our products, if approved. Our ability to successfully commercialize our product candidates, if and when they are approved, will depend in part on the extent to which appropriate reimbursement codes and authorized cost reimbursement levels of such products and related treatment are obtained from governmental authorities, private health insurers and other organizations, such as health maintenance organizations. In the absence of national Medicare coverage determination, local contractors that administer the Medicare program, within certain guidelines, can make their own coverage decisions. Accordingly, there can be no assurance that any of our product candidates, if approved and when commercially available, will be included within the then current Medicare coverage determination or the coverage determination of state Medicaid programs, private insurance companies and other health care providers. In addition, third-party payers are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care and the growth of health maintenance organizations in the United States may all result in lower prices for our products, if approved and when commercially available, than we currently expect. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could negatively affect our financial performance, if and when one or more of our products are approved and available for commercial use.

Our operations and financial performance could be negatively affected if we cannot attract and retain key personnel.

     Our success is dependent, in part, upon a limited number of key executive officers and technical personnel remaining employed with us, including Michael
S. Rosen, our President and Chief Executive Officer, David G. Franckowiak, our Chief Financial Officer, and Dr. Robert N. Brey, our Vice President of Research and Development. We also believe that our future success will depend largely upon our ability to attract and retain highly-skilled research and development and technical personnel. We face intense competition in our recruiting activities, including competition from larger companies with greater resources. We cannot assure you that we will be successful in attracting or retaining skilled personnel. The loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our operations and financial performance.

We may be adversely affected by Year 2000 issues.

     Beginning on January 1, 2000, some computer systems and software will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. We have evaluated substantially all of our major hardware and software platforms in use and have modified and upgraded our hardware, software and information technology and other systems to be year 2000 compliant. We do not presently believe that the year 2000 problem will pose significant operational problems for our internal computer systems or have a negative affect on our operations. However, we cannot assure you that any year 2000 compliance problems of our suppliers will not negatively affect our operations. We have surveyed our major vendors as to Year 2000 readiness. The results of the surveys indicate the vendors are or anticipate being Year 2000 compliant. Because uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance, we intend to continue to make efforts to ensure that third parties with whom we have relationships are year 2000 compliant. We have not incurred significant costs to date associated with year 2000 compliance and presently believe estimated future costs will not be material. However, actual results could differ materially from our expectations due to unanticipated technological difficulties or project delays. If we or any third parties upon which we rely are unable to address the year 2000 issue in a timely manner, it could have an adverse impact on our operations. In order to assure that this does not occur, we have developed a contingency plan and intend to devote all resources required to attempt to resolve any significant year 2000 problems in a timely manner.

Our stock price is highly volatile and our common stock is thinly traded.

     The market price of our common stock, like that of many other development-stage public pharmaceutical and biotechnology companies, has been highly volatile and may continue to be so in the future. Factors such as disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, and general market conditions may have a significant effect on the market price of the common stock and our other equity securities. Since it commenced trading on the American Stock Exchange on August 6, 1998, our common stock has been thinly traded. We cannot guarantee that a more active trading market will develop in the future.

Investors may suffer substantial dilution.

     In addition to the shares of common stock being offered by this Prospectus, Endorex has a number of agreements or obligations that may result in dilution to investors. These include:

     . warrants to purchase 2,162,162 shares of common stock at $2.54375 per share, subject to adjustment, issued in connection with the October 1997 Private Placement;

     . warrants for the purchase of 230,770 shares of common stock at $10.00 per share held by Elan;

     . warrants to purchase 66,668 shares of common stock at $2.54375 per share, subject to adjustment, held by the Aries Master Fund and the Aries Domestic Fund, L.P.;

     . conversion rights and dividend rights of preferred stock held by Elan, consisting of 80,100 shares of Series B Convertible Preferred Stock ($8.0 million original liquidation value) bearing an 8% cumulative payment in kind dividend and convertible at liquidation value into common stock at $7.50 per share, subject to adjustment, and 84,105 shares of Series C Exchangeable Convertible Preferred Stock ($8.4 million original liquidation value) bearing a 7% cumulative payment in kind dividend and which is exchangeable for part of Endorex's interest in the second joint venture or convertible at liquidation value into common stock at $9.00 per share;

     . options to purchase approximately 1.5 million shares of common stock outstanding to participants in our stock option plan with a weighted average exercise price of $3.18;

     . semiannual 5% payment-in-kind dividend obligations at the rate of approximately 865,000 shares of common stock per year payable to holders of approximately 8.6 million shares of common stock, payable semiannually until October 16, 2002, unless certain conditions are met; and

     . antidilution rights under the above warrants, preferred stock and contractual rights granted in connection with the October 1997 private placement which can permit purchase of additional shares and/or at lower prices under certain circumstances. To the extent that the payment-in-kind dividends are paid, antidilution rights are triggered, or warrants or conversion rights are exercised, our stockholders will experience substantial dilution and the Company's stock price may decrease.

Future sales of common stock by our existing stockholders could adversely affect out stock price.

     The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We have not paid cash dividends.

     We have never paid cash dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. We currently intend to retain earnings, if any, for the development of our business.

We have certain interlocking relationships which may present potential conflicts of interest.

     Lindsay A. Rosenwald, M.D., is the Chairman and sole stockholder of Paramount Capital Asset Management, Inc. ("PCAM"), Paramount Capital, Inc. ("Paramount"), and Paramount Capital Investment LLC ("PCI"), a merchant banking and venture capital firm specializing in biotechnology companies. PCAM is the investment manager of The Aries Master Fund, a Cayman Island exempted company, and the general partner of each of the Aries Domestic Fund, L.P. and the Aries Domestic Fund II, L.P. each of which is a significant stockholder of Endorex. In addition, certain officers, employees and/or associates of Paramount and/or its affiliates own securities in subsidiaries of Endorex. In the regular course of its business, PCI identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between Endorex and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, neither such affiliates nor PCI is obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us. We do not expect and you should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or PCI in the future will be made available to us. In addition, certain of the current officers and directors of Endorex or any officers or directors of the company hereafter appointed may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with us.

Certain directors and stockholders have significant influence.

     Our directors, executive officers and principal stockholders and certain of their affiliates have the ability to influence the election of directors and most other stockholder actions. In particular, pursuant to a placement agency agreement, so long as 50% of the shares sold in our October 1997 private placement remain outstanding and subject to contractual rights described in the subscription agreement, we may not do any of the following without the placement agent's prior approval:

     . issue or increase the authorized amount or alter the terms of any securities of the Company senior to, or on parity with, the private placement shares with respect to voting, liquidation or dividends,

     . alter the Company's charter documents in any manner that would adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the private placement shares or of certain contractual rights described in the subscription agreements,

     .    incur indebtedness in excess of $1.0 million,

     .    incorporate or acquire any subsidiaries, and

     .    enter any transactions with affiliates of the Company.

     In addition, our Board of Directors cannot exceed seven persons without the prior written consent of the placement agent. These arrangements may discourage or prevent any proposed takeover of Endorex, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. Such stockholders may influence corporate actions, including influencing elections of directors and significant corporate events.

                          FORWARD-LOOKING INFORMATION

     This prospectus includes "forward-looking statements" regarding future events or our future performance within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus or incorporated by reference regarding our financial position and business strategy may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can not guarantee that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are listed in this prospectus, and they include the forward-looking statements under "risk factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares. All proceeds will be received by the selling stockholders. See "Selling Stockholders".

                              PLAN OF DISTRIBUTION

     Endorex is registering all 955,094 shares on behalf of the selling stockholders. 416,632 of the shares originally were issued by us in connection with the payment-in-kind dividend owed to holders of our common stock which was purchased in our October 1997 private placement. See "Description of the Payment in Kind Dividend". 307,692 were issued to Elan and 230,770 are issuable upon exercise of warrants by Elan as part of a stock purchase in January 1998.

     Endorex will receive no proceeds from this offering. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of Endorex in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers.

     The shares may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

     .    an exchange distribution that complies with the rules of the exchange;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     .    in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholders also may sell shares short and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholders each may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling stockholders have advised Endorex that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market making activities with respect to our common stock for a period of one business day before the commencement of this distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. Endorex will make copies of this prospectus available to the selling stockholders and has informed each of them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

     Endorex will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

     . the name of the selling stockholders and of the participating broker-dealer(s);
     .    the number of shares involved;
     .    the price at which these shares were sold;
     . the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
     . that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     .    other facts material to the transaction.

     In addition, upon being notified by any selling stockholder that a donee or pledgee intends to sell more than 500 shares, Endorex will file a supplement to this prospectus.

     Endorex will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act. Endorex and the selling stockholders have agreed to indemnify each other against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                  DESCRIPTION OF THE PAYMENT-IN-KIND DIVIDEND

     Pursuant to a private placement of common stock, we sold 8,648,716 shares of common stock to certain accredited investors in October 1997, in consideration of an aggregate amount of $20.0 million. The net proceeds after deducting commissions and expenses of Paramount Capital, Inc., which acted as the placement agent for the private placement, were $17.2 million.

     As part of the private placement, we granted the purchasers certain rights defined in the subscription agreement as "Article VI Rights". These rights include the right to receive semi-annual issuances of a 5% dividend paid in the form of additional shares of our common stock, dilution issuances and the right to exercise the liquidation put. The liquidation put means that in the event the company is sold or liquidated, the purchasers may require the company to repurchase their shares at a premium to the purchaser's book value. The most recent semi-annual dividend was paid on June 1, 1999 to private placement stockholders of record on April 16, 1999 and totaled 416,632 shares which are being registered for sale hereby.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders and the number of shares being registered for sale as of the date of the prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders as of June 30, 1999. Except as indicated, none of the selling stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the shares or other securities of the Company. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The percent of beneficial ownership for each stockholder is based on 10,352,632 shares of common stock outstanding as of June 30, 1999. An "*" indicates beneficial ownership of less than 1%.

                                                                Number          Number        Beneficial Ownership
                                                             of Shares       of Shares         After Offering (1)
                                                          Beneficially      Registered       ---------------------
                                                           Owned Prior       for Sales       Number of
Name of Selling Shareholder                                to Offering          Hereby        Shares       Percent
---------------------------                                -----------     -----------       ---------     -------
A. Daniel Jesselson 12/18/80 Trust                              45,406           2,162           0             *
Ain, Ross D.                                                     1,216             216           0             *
Alexander Black Trust                                           11,352             541           0             *
Alexander Enterprise Holdings Corp                              98,478           4,689           0             *
Andrade Enterprises, LLC                                        22,703           1,081           0             *
Arias, Mauricio                                                 22,703           1,081           0             *
Aries Domestic Fund LP (2)                                     890,469          28,267        180,566        1.74%
Aristizabal, Mario                                              22,703           1,081           0             *
Arneson, Harriet E.                                             11,352             541           0             *
Asahi Iron Foundry Co. Ltd.                                     45,406           2,162           0             *
Austray Limited                                                 90,811           4,324           0             *
Bacon, Louis M.                                                 68,108           3,243           0             *
Baruch, Ronald J.                                                5,301             252           0             *
Benjamin Black Trust                                            11,352             541           0             *
Benjamin J. Jesselson 12/18/80 Trust                            90,811           4,324           0             *
Berry, Richard & Beverly                                         5,682             271           0             *
Bershad, David J.                                               45,406           2,162           0             *
Biren-Fetz Family Rev. Trust                                    11,352             541           0             *
Braver, David                                                   11,352             541           0             *
Broidy, Elliott                                                  5,675             270           0             *
BRT Partnership Solomon A. Weisgal Trustee/Partner              45,406           2,162           0             *
Burgess, Helene                                                 22,703           1,081           0             *

                                                                Number          Number        Beneficial Ownership
                                                             of Shares       of Shares         After Offering (1)
                                                          Beneficially      Registered       ---------------------
                                                           Owned Prior       for Sales       Number of
Name of Selling Shareholder                                to Offering          Hereby        Shares       Percent
---------------------------                                -----------     -----------       ---------     -------
Cambrian Investments Limited Partnership                        11,352             541           0             *
Cass & Co.-Magnum Capital Growth Fund                           45,406           2,162           0             *
CHI Trust                                                       11,352             541           0             *
Conrads, Robert J.                                              22,703           1,081           0             *
Cox, Jr., Archibald                                             68,108           3,243           0             *
Crescent International                                         132,017           6,287           0             *
Curran, John P.                                                 11,352             541           0             *
David Wilstein & Susan Wilstein,
  Ttee of The Century Trust dated 12/18/94                      45,406           2,162           0             *
Donald E. & Virginia V. Vinson Trust                            11,352             541           0             *
Doyle, J. William                                               22,703           1,081           0             *
Drax Holdings, LP                                              227,028          10,811           0             *
Elan International Services, Ltd. (4)                        1,681,222         538,462      1,142,760       11.04%
Elkon, Sheila J.                                                 8,031             382           0             *
Evans, T. Cartter                                               18,163             865           0             *
Evans, Todd                                                     25,983           1,237           0             *
Everett III, Willis M.                                          18,163             865           0             *
Falk, Robert I.                                                 45,406           2,162           0             *
Frese Family Trust dated 4/1/96                                 11,352             541           0             *
Fried, Jr., Albert                                              68,236           3,249           0             *
Frolich, Craig S.                                               11,352             541           0             *
Frolich, David J. & Terri A.                                    10,302             491           0             *
The Frolich Trust UA DTD 10/9/95                                11,352             541           0             *
Giamanco, Joseph                                                 1,081           1,081           0             *
Giant Trading, Inc.                                             45,406           2,162           0             *
Gittis, Howard                                                  56,758           2,703           0             *
Gordon, Michael J.                                               1,420              68           0             *
Greenberg, Alan Neil Greenberg & Joy M. Greenberg, JT           21,653           1,031           0             *
Grody, Rachel K.                                                13,622             649           0             *
Harold Grossman, Ttee, The Grossman Family Trust                11,352             541           0             *
Harrigan Family Trust                                           11,352             541           0             *
Henry, Steven T. & Frances M.                                   11,352             541           0             *
Heritage Finance & Trust Co.                                   222,618          10,601           0             *
Hikari Power                                                    45,406           2,162           0             *
Nomura Bank (Switzerland) Ltd.                                 113,514           5,405           0             *
HJK, LLC                                                        90,811           4,324           0             *
Hyman Lezell Rev. Trust                                         22,703           1,081           0             *
IMS Global Investments X Ltd.                                  360,618          17,172           0             *
Ivan Kaufman Grantor Retained Annuity Trust                     87,346           4,159           0             *
J.F. Shea Co., Inc. as Nominee 1997-50                         227,028          10,811           0             *
Jackson Hole Investments Acquisitions LP                        22,703           1,081           0             *
John S. Osterweis, Ttee, The Osterweis Revocable Trust
  UA dated 9/13/93                                              11,352             541           0             *
Joshua Black Trust                                              11,352             541           0             *
Kapito, Robert S.                                               22,703           1,081           0             *
Katsof, Irwin                                                      541             541           0             *
Katz, Margorie Gittis                                           18,920             901           0             *
Karen Cook IRA                                                   9,081             432           0             *
Kash, Peter & Donna, JTWROS                                     11,352             541           0             *
Keesee, Thomas W. Keesee III & Angela O.B. de Mello             11,352             541           0             *
First Union FBO Ery W Kehaya                                     1,081           1,081           0             *
Keio University                                                454,055          21,622           0             *
Kendall, Jr., Donald R.                                         22,703           1,081           0             *
Kessel, Shirley S.                                              11,352             541           0             *
Keys Foundation Curacao, Netherland Antilles                   129,817           6,487           0             *
Kimtar Investments LLC                                         181,622           8,649           0             *
Kohut, Richard                                                  11,352             541           0             *
L & D Partnership                                               11,352             541           0             *
Lebovitz, Stephen H.                                            11,352             541           0             *
Lenz Family Trust                                               11,352             541           0             *
Leo A. Small & Shelle D. Small                                  11,352             541           0             *
LGT Bank in Liechtenstein AG                                    45,406           2,162           0             *
Lisenby, S. Alan                                                11,352             541           0             *
Loeb, Jr., John L.                                              11,352             541           0             *
Lydecker, Richard A. & Gay C.                                    2,271             108           0             *
Maeda, Susumu                                                   40,156           1,912           0             *
Maidenhair NV                                                   45,406           2,162           0             *
MDBC Capital Corp.                                              22,703           1,081           0             *
Mega International Corp.                                        22,703           1,081           0             *
Metzger, William Metzger/Katharine                              11,352             541           0             *
Meyer III, Maurice                                              11,352             541           0             *
MHR Capital Partners L.P.                                      454,055          21,622           0             *
Michael  L. & Sherry R. Andrade,
  Co-Ttees of M&S Andrade Rev. TR. For Comm. & Sep.
  Property UA dtd 10-14-74, as amended                          11,352             541           0             *
Michael G. Jesselson 12/18/80 Trust                             90,811           4,324           0             *
Michael L. Metter, SEP-IRA                                      22,703           1,081           0             *
Moonlight International, Ltd.                                   22,703           1,081           0             *
Moscati, Leonard F.                                             90,811           4,324           0             *
Mullen, Michael A.                                               5,682             271           0             *
Nagle, Arthur J.                                                11,352             541           0             *
Negrin, Renato                                                   5,040             240           0             *
Nomura Bank (Switzerland) Ltd.                                 113,514           5,405           0             *
Oct 1983 Trust FBO Jesselson Grandchildren                     227,028          10,811           0             *
Oretexga Ltd. Partnership                                       14,318             682           0             *
Ostrovsky, Paul D. & Rebecca L.                                  6,811             324           0             *
Ostrovsky, Steven N.                                            11,352             541           0             *
Oxcal Venture Fund LP                                           45,406           2,162           0             *
Palmetto Partners, Ltd.                                         90,811           4,324           0             *
Pellizzon, Gregory P.  & Christine K. Pellizzon, JTWROS         11,352             541           0             *
Pellizzon, Peter & Pamela                                       11,352             541           0             *
Pequot Scout Fund, L.P.                                        214,528          10,811           0             *
Prager, Tis                                                     22,703           1,081           0             *
Privat Kredit Bank                                             160,622           7,649           0             *
Richard B. Chanin, IRA,                                         18,163             865           0             *
Rick Steiner Productions, Inc.                                  13,622             649           0             *
Robert & Evelyn Elliott Trust                                   11,352             541           0             *

                                                                Number          Number        Beneficial Ownership
                                                             of Shares       of Shares         After Offering (1)
                                                          Beneficially      Registered       ---------------------
                                                           Owned Prior       for Sales       Number of
Name of Selling Shareholder                                to Offering          Hereby        Shares       Percent
---------------------------                                -----------     -----------       ---------     -------
Robert L. Spint, Ttee, Robert L. Spint TR UD
  dated 10/19/89                                                11,352             541           0             *
Robert, Stephen                                                 45,406           2,162           0             *
Ruttenberg, David W.                                            11,352             541           0             *
Sagres Group Ltd.                                              136,217           6,487           0             *
Sanger Investments                                               6,811             324           0             *
Sheft, Hope Gittis                                              18,920             901           0             *
Schlotterbeck Family Trust UA Dtd 12/22/89, The                 11,352             541           0             *
Schonzeit, Andrew                                               12,203             581           0             *
Schwinger, Scott E.                                              2,271             108           0             *
Silverman, Jeffrey S.                                           34,055           1,622           0             *
Slovin, Bruce                                                   45,406           2,162           0             *
Spear, Leeds & Kellogg                                           5,405           5,405           0             *
Steinhardt, Michael H.                                          45,406           2,162           0             *
Stern Joint Venture, L.P.                                       45,406           2,162           0             *
Stern, James D.                                                    541             541           0             *
Stern, Richard J.                                               45,406           2,162           0             *
Subbah, M.D.                                                    45,406           2,162           0             *
Suppa, Enrico                                                      541             541           0             *
Taub, Hindy                                                     12,203             581           0             *
Tauber, Herman                                                  22,703           1,081           0             *
Teitelbaum, M.D., Myron M.                                      11,352             541           0             *
The 1992 Houston Partnership, L.P.                              45,406           2,162           0             *
The Aries Master Fund (3)                                    1,943,549          56,079        509,234        4.92%
Thomas L. Cassidy                                               22,703           1,081           0             *
Tokenhouse Trading Company Limited                              45,406           2,162           0             *
Valori Associates, Inc.                                         11,352             541           0             *
Victoria Black Trust                                            11,352             541           0             *
Polly & Co c/o Bank of New York                                 11,352             541           0             *
Vitols, Juris                                                   45,406           2,162           0             *
Warwick Investments Ltd.                                        45,406           2,162           0             *
Weiss, Melvyn I.                                                45,406           2,162           0             *
Werther, Caroline Gittis                                        18,920             901           0             *
Whetten, Robert J.                                              32,465           1,546           0             *
Widmer, Bruno                                                   22,703           1,081           0             *
Wise, Alan &/or Terri                                           11,352             541           0             *
Wolf, David A.                                                  11,352             541           0             *
Wolford, Robert B.                                              11,352             541           0             *
Yoshimasa Yamazaki                                              45,406           2,162           0             *


*    Less than 1%.

(1) The figures for the number of shares and the percentage of shares beneficially owned by the selling stockholders after the offering are based on the assumption that all of the selling stockholders will sell all of the shares registered for sale hereby. Because the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling stockholders after completion of the sale of shares hereunder. See "Plan of Distribution."

(2) Number of shares Beneficially Owned includes 79,866 shares issuable upon exercise of warrants exercisable until May 19, 2002 at a price of $2.54375 each held by such entity. Does not include warrants to purchase 1,434,033 shares of common stock owned by Lindsay A. Rosenwald, M.D., the Chairman of Paramount Capital Asset Management, Inc., the general partner of the selling stockholder, in his individual capacity. Dr. Rosenwald and Paramount share the power to vote and/or dispose of the shares of common stock held by the Aries Domestic Fund, L.P., but disclaim beneficial ownership thereof except to the extent of their pecuniary interest therein, if any.

(3) Number of shares Beneficially Owned includes 155,493 shares issuable upon exercise of warrants exercisable until May 19, 2002 at a price of $2.54375 each held by such entity. Does not include warrants to purchase 1,434,033 shares of common stock owned by Lindsay A. Rosenwald, M.D., the Chairman of Paramount Capital Asset Management, Inc., the investment manager of the Selling Stockholder, in his individual capacity. Dr. Rosenwald and Paramount share the power to vote and/or dispose of the shares of common stock held by The Aries Master Fund, but disclaim beneficial ownership thereof except to the extent of their pecuniary interest therein, if any.

(4) Number of shares Beneficially Owned includes 1,142,760 shares issuable upon conversion of Series B Preferred Stock and 230,770 shares issuable upon exercise of warrants exercisable at a price of $10.00.

                         WHERE TO FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     We have filed with the SEC Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such common stock, reference is made to the registration statement and exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the applicable exhibit. Copies of the registration statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above.

     The SEC allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below:

     . Annual Report on Form 10-KSB for the year ended December 31, 1998, as filed with the SEC on March 30, 1999, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act");

     . Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, as filed with the SEC on May 17, 1999;

     . Definitive Proxy Statement with respect to the Annual Meeting of Stockholders held on May 12, 1999, as filed with the SEC on April 16, 1999;

     . The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on August 4, 1998;

     . All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1998.

     We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated by reference herein (other than exhibits to such documents). Requests for such documents and information should be directed to the following address:

                              Endorex Corporation
                        Attention: David G. Franckowiak
                            Chief Financial Officer
                          28101 Ballard Drive, Suite F
                          Lake Forest, Illinois 60045
                        Telephone number (847) 573-8990

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than on the front of this document.

     Our common stock is traded on the American Stock Exchange. Reports, proxy statements and other information concerning Endorex may be inspected at the Nasdaq-Amex Market Group at 80 Merritt Blvd., Trumbull, CT 06611.

                                 LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998 have been so incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                955,094 Shares



                              Endorex Corporation



                                 Common Stock



                                  PROSPECTUS



                                August 2, 1999

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution


     The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered:

                                                                                             Amount to
                                                                                              Be Paid
                                                                                              -------
Registration Fee -- SEC....................................................................   $   415
AMEX Listing Application...................................................................    17,500
Legal Fees and Expenses....................................................................    10,000
Accounting Fees and Expenses...............................................................     5,000
Miscellaneous..............................................................................     1,085
                                                                                              -------
Total......................................................................................   $34,000
                                                                                              =======

Item 15. Indemnification of Directors and Officers

     Article Thirteenth of the Company's Certificate of Incorporation, as amended, and Article VII of the Company's By-Laws provide that the Company may indemnify each current and former director, officer, and any employee or agent of the corporation, his or her heirs, executors, and administrators, against expenses reasonably incurred or any amounts paid by him or her in connection with any action, suit, or proceeding to which he or she may be made a party by reason of being or having been a director, officer, employee or agent of the corporation to the fullest extent permitted by the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Reference is made to Section 145 of the Delaware General Corporation Law as such Sections pertain to indemnification matters.

Item 16. Exhibits

     The following is a list of Exhibits filed as part of the Registration
Statement:

     3.1  Certificate of Incorporation of Company. (1)

     3.2  Certificate of Ownership and Merger filed March 30, 1987. (1)

     3.3 Certificate of Amendment to Certificate of Incorporation filed September 7, 1989. (2)

     3.4 Certificate of Amendment to Certificate of Incorporation filed November 13, 1990. (3)

     3.5 Certificate of Amendment to Certificate of Incorporation filed May 29, 1991. (3)

     3.6 Certificate of Amendment to Certificate of Incorporation filed February 27, 1992. (3)

     3.7 Certificate of Amendment to Certificate of Incorporation filed February 27, 1992. (3)

     3.8 Certificate of Amendment to Certificate of Incorporation filed June 29, 1993. (5)

     3.9 Certificate of Amendment to Certificate of Incorporation filed April 15, 1996. (5)

     3.10 Certificate of Amendment to Certificate of Incorporation filed June 10, 1997. (7)

     3.11 Certificate of Amendment to Certificate of Incorporation filed December 9, 1998. (9)

     3.12 Series B Preferred Certificate of Designations, Preferences and Rights filed January 21, 1998. (7)

     3.13 Series C Preferred Certificate of Designations, Preferences and Rights filed October 21, 1998. (8)

     3.14  By-laws of Company. (1)

     4.1   Specimen Common Stock Certificate. (1)

     4.2   Warrant for the Purchase of 864,865 shares of Common Stock. (6)

     4.3   Warrant for the Purchase of 1,297,297 shares of Common Stock. (6)

     4.4   Warrant for the Purchase of 230,770 shares of Common Stock. (7)

     5.1* Opinion from Brobeck, Phleger & Harrison LLP regarding legality of shares being registered.

     16    Letter on change in certifying accountants. (4)

     21.1 List of all subsidiaries of Endorex, state or other jurisdiction of incorporation or organization, and names under which such subsidiaries do business.

     23.1 Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

     23.2* Consent of Brobeck, Phleger & Harrison LLP.

*    to be filed by amendment.

(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-13492).

(2) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1989.

(3) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1992.

(4) Incorporated by reference to the Company's Report on Form 8-K/A dated February 10, 1997.

(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB, as amended, for the transition period ended December 31, 1996.

(6) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB, as amended, for the fiscal quarter ended September 30, 1997.

(7) Incorporated by reference to the Company's Annual Report on Form 10-KSB, as amended, for the transition period ended December 31, 1997.

(8) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB, for the fiscal quarter ended September 30, 1998.

(9) Incorporated by reference to the Company's Annual Report on Form 10-KSB, for the year ended December 31, 1998.

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on August 2, 1999.


                         ENDOREX CORPORATION


                         By: /s/ Michael S. Rosen
                             ---------------------------------------------------
                             Michael S. Rosen

                             President and Chief Executive Officer, and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this the registration statement has been signed by the following persons in the capacities indicated on August 2, 1999.


By: /s/ Michael S. Rosen
    ------------------------
    Michael S. Rosen         President, Chief Executive Officer, and Director


By: /s/ David G. Franckowiak
    ------------------------
    David G. Franckowiak     Chief Financial Officer
                             (Principal Financial and Accounting Officer)

By: *
    ------------------------
    Richard Dunning          Director


By: *
    ------------------------
    Steve H. Kanzer          Director


By: *
    ------------------------
    Paul D. Rubin            Director


By: *
    ------------------------
    H. Laurence Shaw         Director

By:  *
     ------------------------
     Andrew Stein             Director


By:  *
     ------------------------
     Kenneth Tempero          Director


By:  *
     ------------------------
     Steven Thornton          Director


*By: /s/ David G. Franckowiak
     ------------------------
     David G. Franckowiak
     Attorney-in-fact